Filed Pursuant to Rule 424(b)(4)
                                                      Registration No. 333-76144

                              PROSPECTUS SUPPLEMENT
                                       to
           Prospectus dated February 19, 2002 and supplemented by the
          Prospectus Supplements, dated March 13, 2002, April 22, 2002,
           April 25, 2002, April 30, 2002, May 13, 2002, May 17, 2002,
            November 14, 2002, November 21, 2002, November 22, 2002,
             December 5, 2002, December 20, 2002, January 13, 2003,
      January 14, 2003, January 27, 2003, February 5, 2003, April 1, 2003,
     April 8, 2003, April 9, 2003, May 1, 2003, May 29, 2003, June 18, 2003
                                and June 20, 2003

                                       of

                                  FINDWHAT.COM


         Bruce G. & Teresa B. Beasley (the "Beasleys") sold the following number of shares of our common stock on the following dates at the per share prices set forth below:

o        500 shares at $17.90 per share on June 18, 2003.

This sale was effected by Raymond James & Associates, Inc., as agent, at a total commission charge of $0.42. Immediately following this sale, the Beasleys beneficially owned 5,000 shares of our common stock.

         Bradley Beasley (the "Mr. Beasley") sold the following number of shares of our common stock on the following dates at the per share prices set forth below:

o        6,250 shares at $18.73 per share on June 20, 2003.

This sale was effected by UBS Financial Services Inc., as agent, at a total commission charge of $1,456. Immediately following this sale, Mr. Beasley beneficially owned 6,250 shares of our common stock.

         Merion Partners, L.P. (the "Merion") sold the following number of shares of our common stock on the following dates at the per share prices set forth below:

o        100,000 shares at $18.95 per share on June 23, 2003.

This sale was effected by Legg Mason Wood Walker Inc., as agent, at a total commission charge of $6,088.69. Immediately following this sale, Merion beneficially owned 650,000 shares of our common stock.

         The Sidhu Family Foundation (the "Foundation") sold the following number of shares of our common stock on the following dates at the per share prices set forth below:

o        75,000 shares at $18.75 per share on June 20, 2003.

This sale was effected by UBS Financial Services Inc., as agent, at a total commission charge of $4,500. Immediately following this sale, the Foundation beneficially owned 212,500 shares of our common stock.

         On June 23, 2003, the closing price per share of our common stock on the Nasdaq National Market was $18.90.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SHARES OR PASSED UPON THE ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

            The date of this Prospectus Supplement is June 24, 2003.